Exhibit 99
TI reports financial results for 4Q12 and 2012

Conference call on TI website at 4:30 p.m. Central time today

www.ti.com/ir

DALLAS (Jan. 22, 2013) – Texas Instruments Incorporated (TI) (NASDAQ: TXN) today announced fourth-quarter revenue of $2.98 billion, net income of $264 million and earnings per share of 23 cents.

EPS includes 6 cents of charges associated with the company’s 2011 acquisition of National Semiconductor Corporation and restructuring that was included in the company’s outlook provided in December.  EPS also includes 23 cents of charges associated with the recently announced restructuring of the company’s Wireless business of which 21 cents was included in the company’s outlook.  In addition, EPS includes 15 cents for a discrete tax benefit and associated interest that was not included in the company’s outlook.  Excluding these items, non-GAAP EPS rounds to 36 cents.

“We continue to operate in a weak demand environment,” said Rich Templeton, TI’s chairman, president and CEO.  “Our visibility into future demand remains limited as our lead times are short and our customers are reluctant to commit to extended backlog.  On the positive side, we believe customers and distributors are operating with lean inventory.  Our own operations are disciplined and performing well, with gross margin up despite increased underutilization costs, and with operating expenses down from a year ago.

“Even in the current economy, our strategy is yielding high free cash flow and strong returns to our shareholders.  For the full year, free cash flow of almost $3 billion grew 20 percent and was 23 percent of our revenue.  We returned 90 percent of this free cash flow to our shareholders through our continued share repurchases and higher dividend payments.  Our strong free cash flow is the result of more of our revenue coming from Analog and Embedded Processing, which offer solid growth and high margins and have low capital needs.  Our free cash flow will also benefit from our strategic purchases of manufacturing capacity during the past few years.  We have almost half of our manufacturing capacity available to support future growth, which means we can maintain our capital spending at very low levels in the years ahead, even as our revenue grows.”

4Q12 financial summary

Amounts are in millions of dollars, except per-share amounts.

	4Q12	4Q11	Change	3Q12	Change
Revenue	$2,979	$3,420	-13%	$3,390	-12%
Operating profit	$139	$365	-62%	$840	-83%
Net income	$264	$298	-11%	$784	-66%
Earnings per share	$.23	$.25	-8%	$.67	-66%
Cash flow from operations	$1,085	$970	12%	$1,204	-10%
Capital expenditures	$96	$152	-37%	$149	-36%
Free cash flow*	$989	$818	21%	$1,055	-6%

*  Non-GAAP; Cash flow from operations minus Capital expenditures.

Acquisition charges associated with TI’s acquisition of National Semiconductor in 2011 were $88 million in the fourth quarter, primarily amortization of intangibles.  Included in Restructuring charges/other are charges of $351 million associated with restructuring the Wireless business, including $90 million of non-tax deductible goodwill impairment, and $12 million associated with the previously announced planned closure of several older factories.

Compared with a year ago, gross profit declined due to lower revenue and the costs associated with lower levels of factory utilization.  These were partially offset by lower manufacturing costs and the non-recurrence of the $103 million in cost of revenue in the year-ago quarter attributable primarily to the fair value write-up of acquired inventory associated with the National acquisition.  Compared with the prior quarter, gross profit declined due to lower revenue, including the non-recurrence of $60 million in business interruption insurance proceeds associated with the 2011 earthquake in Japan.

Operating profit decreased from a year ago as the combination of higher restructuring charges and lower gross profit more than offset lower acquisition charges and operating expenses.  Compared with the prior quarter, operating profit declined primarily due to higher Restructuring charges/other, including the Wireless restructuring charge and the non-recurrence of a $144 million benefit in the prior quarter associated with a change in a Japan pension program, as well as lower gross profit.

Other income (expense) included $38 million of income for interest associated with a discrete tax benefit. This tax benefit was $147 million and primarily consists of additional U.S. tax benefits for manufacturing related to the years 2000 through 2006.

4Q12 segment results

	4Q12	4Q11	Change	3Q12	Change
Analog:
Revenue	$1,669	$1,695	-2%	$1,843	-9%
Operating profit	$419	$414	1%	$460	-9%
Embedded Processing:
Revenue	$469	$442	6%	$520	-10%
Operating profit	$16	$12	33%	$63	-75%
Wireless:
Revenue	$317	$722	-56%	$325	-2%
Operating profit (loss)*	$(396)	$112	n/a	$(53)	-647%
Other:
Revenue	$524	$561	-7%	$702	-25%
Operating profit (loss)*	$100	$(173)	n/a	$370	-73%

*  Includes Restructuring charges/other and/or Acquisition charges.

Analog:  (includes High Volume Analog & Logic, Power Management, High Performance Analog and Silicon Valley Analog)
•
Compared with the year-ago quarter, revenue decreased due to lower Silicon Valley Analog and High Performance Analog revenue.  Power Management revenue increased while High Volume Analog & Logic was about even.

•	Compared with the prior quarter, revenue decreased across all product lines.
•
Operating profit increased from the year-ago quarter as lower operating expenses more than offset lower gross profit.  Operating profit declined from the prior quarter due to lower gross profit, which more than offset lower operating expenses.

Embedded Processing:  (includes digital signal processor and microcontroller catalog products that are sold across a wide variety of markets as well as application-specific products that are used in communications infrastructure and automotive electronics)
•
Compared with the year-ago quarter, the increase in revenue was primarily due to higher revenue from products sold into communications infrastructure applications.  Revenue from catalog products and products sold into automotive applications also increased.

•	Compared with the prior quarter, revenue declined across all product lines.
•	Operating profit increased from a year ago primarily due to lower operating expenses, as well as higher gross profit. Operating profit decreased from the prior quarter due to lower gross profit.

Wireless:  (includes OMAPTM applications processors, connectivity products and baseband products)
•	Compared with the year-ago quarter, revenue declined primarily due to lower baseband revenue. Revenue from OMAP applications processors and connectivity products also declined.
•	Compared with the prior quarter, revenue declined due to lower connectivity product revenue, which more than offset an increase in baseband revenue. Revenue from OMAP applications processors was even.
•
Operating profit in the year-ago quarter became an operating loss due to higher Restructuring charges/other and lower revenue.  Compared with the prior quarter, the operating loss increased due to higher Restructuring charges/other.

Other:  (includes DLP® products, custom ASIC products, calculators and royalties)
•
Compared with the year-ago quarter, revenue was down primarily due to the expiration of transitional supply agreements associated with previously acquired factories.  Revenue from DLP products declined while revenue from custom ASIC products and royalties increased.  Revenue from calculators was about even.

•
Compared with the prior quarter, revenue declined primarily due to the seasonal decline in calculators.  Revenue from DLP products and custom ASIC products also declined, while royalties increased.  The prior quarter also included proceeds that did not recur from business interruption insurance associated with the Japan earthquake.

•
Operating profit increased from a year ago primarily due to lower total acquisition-related charges, as well as lower Restructuring charges/other.  Operating profit decreased from the prior quarter primarily due to lower gross profit resulting from lower revenue, including lower business interruption insurance proceeds.  In addition, the prior quarter included the $144 million benefit from a Japan pension program change.

Beginning with the first-quarter 2013 financial report, TI will transition its segment reporting to align with the company’s strategic focus and new organizational structure.  The Wireless segment will be eliminated, as the company has announced that it is winding down investment in Wireless products for the smartphone and consumer tablet markets.  Financial results for these products will be included in the Other segment for the remainder of their lives.  Financial results for Wireless products that address embedded applications, a strategic focus for the company, will be reported in the Embedded Processing segment.

4Q12 additional financial information

•	Orders were $2.72 billion, down 5 percent from the year-ago quarter and down 16 percent from the prior quarter.
•	Inventory was $1.76 billion at the end of the quarter, down $31 million from a year ago and down $91 million from the prior quarter.
•	The company used $600 million in the quarter to repurchase 20.6 million shares of its common stock and paid dividends of $235 million.
•
The financial results for 4Q12 and 2012 are based on tax law in effect at the end of the reporting period and, therefore, do not include the impact of the retroactive reinstatement of the federal R&D tax credit, which was signed into law in January 2013.

Year 2012 financial summary

	2012	2011	Change
Revenue	$12,825	$13,735	-7%
Operating profit	$1,973	$2,992	-34%
Net income	$1,759	$2,236	-21%
Earnings per share	$1.51	$1.88	-20%
Cash flow from operations	$3,414	$3,256	5%
Capital expenditures	$495	$816	-39%
Free cash flow*	$2,919	$2,440	20%

*  Non-GAAP; Cash flow from operations minus Capital expenditures.

Results include total acquisition-related charges of $471 million in 2012, including $21 million in cost of revenue, and $426 million in 2011, including $111 million in cost of revenue.  Results also include Restructuring charges/other of $264 million in 2012 and $112 million in 2011.

TI’s operating profit declined in 2012 primarily due to the combination of lower gross profit and higher operating expenses.  Gross profit declined as a result of lower revenue.  Operating expenses were higher as a result of the acquisition of National Semiconductor.

Year 2012 segment results

	2012	2011	Change	Note
Analog:
Revenue	$6,998	$6,375	10%	(1)
Operating profit	$1,650	$1,693	-3%
Embedded Processing:
Revenue	$1,971	$2,110	-7%	(2)
Operating profit	$166	$368	-55%
Wireless:
Revenue	$1,357	$2,518	-46%	(3)
Operating profit (loss)	$(525)	$412	n/a
Other:
Revenue	$2,499	$2,732	-9%	(4)
Operating profit	$682	$519	31%

(1)
Analog revenue increased primarily due to the inclusion of Silicon Valley Analog revenue, as well as growth in Power Management.  High Performance Analog revenue declined and High Volume Analog & Logic revenue was about even.

(2)
Embedded Processing revenue declined primarily due to lower revenue from products sold into communications infrastructure applications, as well as lower revenue from catalog products.  Revenue was higher from products sold into automotive applications.

(3)	Wireless revenue declined primarily due to the company’s exit from baseband products. Revenue from connectivity products and, to a lesser extent, OMAP applications processors also declined.

(4)
Other revenue declined primarily due to the expiration of transitional supply agreements and lower revenue from DLP products.  Revenue from calculators and royalties also declined.  Revenue from custom ASIC products increased.

2012 additional financial information
  The company used $1.80 billion to repurchase 59.8 million shares of its common stock and paid dividends of $819 million.
Outlook

For the first quarter of 2013, TI expects:
  Revenue:  $2.69 – 2.91 billion
  Earnings per share:  $0.24 – 0.32
At the middle of this range, revenue is expected to be down $179 million sequentially.  About $135 million, or about 75 percent, of this decline is expected to come from Wireless products for the smartphone and consumer tablet markets from which the company is exiting.

The first quarter’s EPS will be negatively affected by about 6 cents from acquisition and restructuring charges.  EPS will include a discrete tax benefit of 6 cents resulting from the reinstatement of the R&D tax credit that was retroactive to the beginning of 2012.

TI will update its first-quarter outlook on March 7, 2013.

For the full year of 2013, TI expects approximately the following:

•	R&D expense: $1.6 billion
•	Capital expenditures: $0.5 billion
•	Depreciation: $0.9 billion
•	Annual effective tax rate: 22%

The tax rate estimate is based on current law and includes the reinstatement of the federal R&D tax credit for 2013.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended			For Years Ended

	Dec. 31, 2012	Dec. 31, 2011	Sept. 30, 2012	Dec. 31, 2012	Dec. 31, 2011

Revenue	$2,979	$3,420	$3,390	$12,825	$13,735
Cost of revenue	1,534	1,872	1,650	6,457	6,963
Gross profit	1,445	1,548	1,740	6,368	6,772
Research and development (R&D)	425	475	463	1,877	1,715
Selling, general and administrative (SG&A)	430	443	453	1,804	1,638
Acquisition charges	88	153	106	450	315
Restructuring charges/other	363	112	(122)	264	112
Operating profit	139	365	840	1,973	2,992
Other income (expense), net	39	5	24	47	5
Interest and debt expense	23	21	21	85	42
Income before income taxes	155	349	843	1,935	2,955
Provision (benefit) for income taxes	(109)	51	59	176	719
Net income	$264	$298	$784	$1,759	$2,236

Earnings per common share:
Basic	$.23	$.26	$.68	$1.53	$1.91
Diluted	$.23	$.25	$.67	$1.51	$1.88

Average shares outstanding (millions):
Basic	1,113	1,138	1,130	1,132	1,151
Diluted	1,124	1,155	1,141	1,146	1,171

Cash dividends declared per share of common stock	$.21	$.17	$.17	$.72	$.56

Percentage of revenue:
Gross profit	48.5%	45.3%	51.3%	49.6%	49.3%
R&D	14.3%	13.9%	13.6%	14.6%	12.5%
SG&A	14.4%	13.0%	13.4%	14.1%	11.9%
Operating profit	4.7%	10.7%	24.8%	15.4%	21.8%

As required by accounting rule ASC 260, net income allocated to unvested restricted stock units (RSUs), on which we pay dividend equivalents, is excluded from the calculation of EPS.  The amount excluded is $4 million, $5 million and $14 million for the quarters ending December 31, 2012, December 31, 2011, and September 30, 2012, respectively; and $31 million and $34 million for years ending December 31, 2012, and December 31, 2011, respectively.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	Dec. 31, 2012	Dec. 31, 2011	Sept. 30, 2012
Assets
Current assets:
Cash and cash equivalents	$1,416	$992	$1,210
Short-term investments	2,549	1,943	2,451
Accounts receivable, net of allowances of ($31), ($19) and ($23)	1,230	1,545	1,623
Raw materials	116	115	124
Work in process	935	1,004	988
Finished goods	706	669	736
Inventories	1,757	1,788	1,848
Deferred income taxes	1,044	1,174	1,043
Prepaid expenses and other current assets	277	386	409
Total current assets	8,273	7,828	8,584
Property, plant and equipment at cost	6,891	7,133	6,806
Less accumulated depreciation	(2,979)	(2,705)	(2,751)
Property, plant and equipment, net	3,912	4,428	4,055
Long-term investments	215	265	225
Goodwill	4,362	4,452	4,452
Acquisition-related intangibles, net	2,558	2,900	2,643
Deferred income taxes	280	321	199
Capitalized software licenses, net	142	206	166
Overfunded retirement plans	68	40	29
Other assets	254	57	161
Total assets	$20,064	$20,497	$20,514

Liabilities and Stockholders’ Equity
Current liabilities:
Commercial paper borrowings	$--	$999	$--
Current portion of long-term debt	1,500	382	1,500
Accounts payable	444	625	501
Accrued compensation	524	597	552
Income taxes payable	122	101	106
Deferred income taxes	2	--	--
Accrued expenses and other liabilities	881	795	766
Total current liabilities	3,473	3,499	3,425
Long-term debt	4,186	4,211	4,190
Underfunded retirement plans	269	701	350
Deferred income taxes	572	607	596
Deferred credits and other liabilities	603	527	550
Total liabilities	9,103	9,545	9,111
Stockholders’ equity:
Preferred stock, $25 par value. Authorized – 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized – 2,400,000,000 shares. Shares issued: Dec. 31, 2012 – 1,740,815,939; Dec. 31, 2011 – 1,740,630,391; Sept. 30, 2012 – 1,740,815,939	1,741	1,741	1,741
Paid-in capital	1,176	1,194	1,193
Retained earnings	27,205	26,278	27,179
Less treasury common stock at cost: Shares: Dec. 31, 2012 – 632,636,970; Dec. 31, 2011 – 601,131,631; Sept. 30, 2012 – 620,012,959	(18,462)	(17,485)	(18,093)
Accumulated other comprehensive income (loss), net of taxes	(699)	(776)	(617)
Total stockholders’ equity	10,961	10,952	11,403
Total liabilities and stockholders’ equity	$20,064	$20,497	$20,514

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended			For Years Ended
	Dec. 31, 2012	Dec. 31, 2011	Sept. 30, 2012	Dec. 31, 2012	Dec. 31, 2011
Cash flows from operating activities:
Net income	$264	$298	$784	$1,759	$2,236
Adjustments to net income:
Depreciation	232	247	241	957	904
Amortization of acquisition-related intangibles	85	86	86	342	111
Stock-based compensation	64	66	66	263	269
Gains on sales of assets	--	--	--	--	(5)
Deferred income taxes	(72)	(110)	119	65	(119)
Gain on transfer of Japan substitutional pension	--	--	(144)	(144)	--
Increase (decrease) from changes in:
Accounts receivable	381	236	18	311	112
Inventories	91	203	37	5	(17)
Prepaid expenses and other current assets	147	(18)	25	227	(29)
Accounts payable and accrued expenses	222	(68)	(9)	99	2
Accrued compensation	(41)	65	95	(82)	(77)
Income taxes payable	(52)	4	(141)	(229)	(85)
Changes in funded status of retirement plans	(257)	(63)	6	(198)	(7)
Other	21	24	21	39	(39)
Cash flows from operating activities	1,085	970	1,204	3,414	3,256

Cash flows from investing activities:
Additions to property, plant and equipment	(96)	(152)	(149)	(495)	(816)
Proceeds from asset sales and insurance recovery	--	--	--	--	16
Purchases of short-term investments	(661)	(1,190)	(1,484)	(2,802)	(3,653)
Proceeds from short-term investments	559	301	173	2,198	3,555
Purchases of long-term investments	--	(2)	--	(1)	(6)
Proceeds from long-term investments	9	82	20	61	157
Business acquisitions, net of cash acquired	--	(35)	--	--	(5,425)
Cash flows from investing activities	(189)	(996)	(1,440)	(1,039)	(6,172)

Cash flows from financing activities:
Proceeds from issuance of debt	--	--	1,492	1,492	4,697
Repayment of debt and commercial paper borrowings	--	(200)	(500)	(1,375)	(200)
Dividends paid	(235)	(193)	(194)	(819)	(644)
Stock repurchases	(600)	(300)	(600)	(1,800)	(1,973)
Proceeds from common stock transactions	133	127	63	523	690
Excess tax benefit from share-based payments	12	3	3	38	31
Other	--	--	(10)	(10)	(12)
Cash flows from financing activities	(690)	(563)	254	(1,951)	2,589
Net change in cash and cash equivalents	206	(589)	18	424	(327)
Cash and cash equivalents, beginning of period	1,210	1,581	1,192	992	1,319
Cash and cash equivalents, end of period	$1,416	$992	$1,210	$1,416	$992

Certain amounts in prior periods’ financial statements have been reclassified to conform to the current presentation.

Non-GAAP financial information

This earnings release includes two measures that were not prepared in accordance with generally accepted accounting principles in the United States (non-GAAP measures):  diluted earnings per share excluding the effects of certain costs, and free cash flow.  These non-GAAP measures are supplemental to the comparable GAAP measures.

Free cash flow was calculated as noted in the body of the release by subtracting capital expenditures (Additions to property, plant and equipment) from the GAAP-based Cash flows from operating activities.  The components of this calculation are included in the tables in the body of the release.  We provide this non-GAAP measure of free cash flow to give investors insight into the company’s liquidity, cash-generating capability and the amount of cash available to return to investors.

Results for the fourth quarter of 2012 include charges for the 2011 acquisition of National Semiconductor and various restructuring actions, as well as a discrete tax benefit.  A non-GAAP measure of EPS excluding these items provides investors insight into TI’s underlying business results.  The table below reconciles this non-GAAP measure to results prepared in accordance with GAAP.

TEXAS INSTRUMENTS INCORPORATED
 (Millions of dollars, except per-share amounts)

	For Three Months Ended December 31, 2012

	TI as Reported (GAAP)	Acquisition/ Restructuring Charges *	Wireless Restructuring Charges	Discrete Tax Benefit and Interest	TI as Adjusted (Non-GAAP)

Net income (GAAP basis)	$264	$--	$--	$--	$264
Adjustments to net income for charges/(benefits):
Taxable:
Acquisition charges	--	88	--	--	88
Restructuring charges	--	12	261	--	273 #
Tax interest (in OI&E)	--	--	--	(38)	(38)
Total taxable adjustments	--	100	261	(38)	323

Total taxable adjustments tax-effected at 35%	--	65	170	(25)	210

Non-taxable:
Goodwill impairment	--	--	90	--	90 #
Discrete tax benefit	--	--	--	(147)	(147)
Adjusted Net income (non-GAAP)	264	65	260	(172)	417

ASC 260 Net income allocated to unvested RSUs	(4)	(1)	(5)	3	(7)
Adjusted Net income less amount allocated to
unvested RSUs (non-GAAP)	260	64	255	(169)	410
Average shares outstanding (millions) - Diluted	1,124	1,124	1,124	1,124	1,124
Earnings per common share	$.23	$.06	$.23	$(.15)	$.36

The reported EPS and the adjustments provided in the above chart will not sum to the adjusted (non-GAAP) EPS due to rounding.

*  Includes $88 million of Acquisition charges as seen on the Consolidated Statements of Income and $12 million of Restructuring charges/other associated with the previously announced planned closure of several older factories.  This $12 million is a subset of the Restructuring charges/other of $363 million on the Consolidated Statements of Income.

#  Restructuring charges of $273 million plus non-tax deductible goodwill impairment of $90 million is shown as Restructuring charges/other of $363 million on the Consolidated Statements of Income.

#   #   #

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import.  Similarly, statements herein that describe TI’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly in key markets such as communications, computing, industrial and consumer electronics;
•
TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation, communications and information technology networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•
Changes in laws and regulations to which TI or its suppliers are or may become subject, such as those imposing fees or reporting or substitution costs relating to the discharge of emissions into the environment or the use of certain raw materials in our manufacturing processes;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from our forecasts;
•	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;
•	Impairments of our non-financial assets;
•	Product liability or warranty claims, claims based on epidemic or delivery failure or recalls by TI customers for a product containing a TI part;
•	TI’s ability to recruit and retain skilled personnel;
•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services;
•	TI’s obligation to make principal and interest payments on its debt;
•	TI’s ability to realize opportunities for growth from our acquisition of National Semiconductor;
•	Restructuring charges and associated cost savings that differ in amount or timing from our estimates; and
•	Breaches of our information technology systems.

For a more detailed discussion of these factors, see the Risk Factors discussion in Item 1A of TI’s Form 10-Q for the quarter ended March 31, 2012.  The forward-looking statements included in this release are made only as of the date of this release, and TI undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

About Texas Instruments

Texas Instruments semiconductor innovations help 90,000 customers unlock the possibilities of the world as it could be – smarter, safer, greener, healthier and more fun.  Our commitment to building a better future is ingrained in everything we do – from the responsible manufacturing of our semiconductors, to caring for our employees, to giving back inside our communities.  This is just the beginning of our story.  Learn more at www.ti.com.

TI trademarks:
OMAP
DLP
Other trademarks are the property of their respective owners.